SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                        ________________

                            FORM 8-K

                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): April 14, 2000


                         EMC CORPORATION
     (Exact name of registrant as specified in its charter)


Massachusetts                   1-9853               No. 04-2680009
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(State or other jurisdiction    (Commission         (I.R.S. Employer
of incorporation)               File Number)        Identification No.)



35 Parkwood Drive, Hopkinton, MA                         01748
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(Address of principal executive offices)               (zip code)


Registrant's telephone number, including area code:  (508)435-1000


                                 N/A
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   (Former Name or Former Address, if changed since last report)



Item 5.  Other Events.

     On April 14, 2000, the Registrant announced that on May 18, 2000 (the "Redemption Date"), it will redeem all of the outstanding 6% convertible subordinated notes due 2004 (the "Notes") issued by Data General Corporation ("Data General") and assumed by the Registrant in connection with the acquisition by the Registrant of Data General in October 1999. The aggregate principal amount of outstanding Notes as of April 14, 2000 was $212,472,000. The Registrant will pay the redemption price of 103.429% per note on May 18, 2000 for Notes not converted prior to the close of business on May 17, 2000. Accrued and unpaid interest to, but not including, May 18, 2000 will be paid to noteholders upon redemption of the Notes. The regularly scheduled interest payment on the Notes payable on May 15, 2000 will be paid to holders of record of the Notes on April 30, 2000; provided, however, that, in accordance with the terms of the Indenture, dated as of May 21, 1997, by and between the Registrant, as successor-in-interest to Data General, and the trustee for the benefit of the noteholders (the "Trustee"), as supplemented, any noteholder converting any Note from (but excluding) April 30, 2000 to (but excluding) May 15, 2000 will be required, upon conversion, to pay to the Trustee an amount equal to the interest payable to such noteholder on the regularly scheduled interest payment date of May 15, 2000 on the principal amount of the Note so converted.

     The Notes are convertible into shares of the Registrant's common stock, par value $.01 per share (the "Common Stock"), at any time prior to the close of business on May 17, 2000 at a conversion price of $83.8208 per share. As long as the market price of the Registrant's Common Stock is greater than $86.70 per share, each holder of a Note will, upon conversion, receive shares of the Registrant's Common Stock having a market value greater than the amount of cash receivable upon redemption of such Note (excluding accrued interest paid in respect thereto). On April 13, 2000, the closing price of the Registrant's Common Stock on the New York Stock Exchange was $119.25 per share.



                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   EMC CORPORATION



                                   By: /s/ Paul T. Dacier
                                      --------------------------
                                      Paul T. Dacier
                                      Senior Vice President and
                                        General Counsel

Date:  April 18, 2000